Exhibit 23.5
Ocean Rig UDW Inc.
10 Skopa Street, Tribune House,
2nd Floor, Office 202, CY 1075,
Nicosia, Cyprus
October 11, 2011
Dear Sir/Madam:
We hereby consent to the use, in the Registration Statement of Ocean Rig UDW Inc. (“Ocean Rig”) on Form F-4 and in the related Proxy Statement/Prospectus of DryShips Inc. and OceanFreight Inc., to all references to our name and the use of statistical information supplied by us set forth therein under the headings “Ocean Rig Summary,” “Risk Factors,” “Ocean Rig Management’s Discussion and Analysis of Ocean Rig’s Financial Condition and Results of Operation” and “Business” and the use of our report in the section of the Proxy Statement/Prospectus entitled “The Offshore Drilling Industry.” We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:
•	We have to the best of our knowledge accurately described the international offshore drilling industry; and

•	Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the offshore drilling industry.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement of Ocean Rig on Form F-4 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the references to our firm in the section of the Registration Statement entitled “Experts.”

Yours sincerely,
FEARNLEY OFFSHORE AS

/s/ Morten Maehle Morten Maehle
Managing Director